Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated July 30, 2015 (February 5, 2016 as to Note 18) relating to the financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to retrospective adjustments for the effects of a change in the Company’s reportable segments, the adoption of accounting standards updates related to the presentation of deferred tax balances and debt issuance costs, and a stock split effected in the form of a stock dividend), and our report dated July 30, 2015 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Current Report on Form 8-K of Global Payments Inc. dated February 5, 2016 and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 5, 2016